UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 23, 2017
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter and year 2016 results was made February 23, 2017 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports 123% Increase in Net Income for Fourth Quarter 2016 Results

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

February 24, 2017	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports 123% Increase in Net Income for Fourth Quarter 2016 Results

Joel Hatlen	Darrow Associates, Inc.
Vice President and Chief Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports 123% Increase in Net Income for Fourth Quarter 2016 Results

Revenue Grows for the Fourth Consecutive Year;

Continued Strength in Bookings

Redmond, WA, Thursday, February 23, 2017 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security programming and IP management solutions for flash-memory, flash based microcontrollers and other intelligent devices, today announced financial results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Highlights (on year-over-year basis unless noted)

•         Net sales of $6.4 million, a 6-year high for the fourth quarter

•         Total bookings of $7.4 million, a 9-year high for the fourth quarter

•         Gross margin as a percentage of sales of 56.3% up from 55.3% in 3Q16 and 55.9% in 4Q15

•         Net income increases 123% to $755,000, or $.09 diluted earnings per share

•         Adjusted EBITDA*, excluding equity compensation, of $1.1 million, up 99% from $539,000

•         Orders from the Automotive electronics industry for the year increased 55% over 2015 and were approximately one half of all bookings for the full year

•         Orders from Programming Centers for the full year reached their highest level in a decade

•         Deferred revenue of $1.9 million, up from $1.3 million at September 30, 2016 and $1.0 million at December 31, 2015

•         Backlog of $3.2 million at end of quarter, up from $3.1 million at September 30, 2016 and $700 thousand at December 31, 2015

•         Cash and securities of $11.6 million at end of quarter, a 19% increase from the end of the third quarter of 2016

Management Comments

“Data I/O’s performance in the fourth quarter and fiscal year ended December 31, 2016 set numerous multi-year records as the industry is increasingly turning to our automated programming platform,” said Anthony Ambrose, President and CEO of Data I/O Corporation.  “Fourth quarter net income contributed 46% of our total 2016 net income which reached the highest level since 2010. Full year net income also marked our third consecutive year of profitability.

“Annual revenue reached a 5-year high of $23.4 million and bookings of $26.9 million were the highest in 8 years. The recent four years of revenue growth were the result of a plan we put in place focusing on two key secular growth markets in automotive electronics and Internet-of-Things (IoT).  Automotive Electronics orders represented about one half of our total fourth quarter bookings, with the balance of our demand relating to IoT, industrial and other vertical markets.  During the year, we won a 5-year supply agreement from Bosch Car Multimedia, with orders under that contract contributing to automotive bookings in the fourth quarter. Total bookings in the fourth quarter were $7.4 million, a 9-year high for the period.  For the year, we also had strong bookings in programming centers, representing about one quarter of our total 2016 bookings, our strongest year for this market in over a decade.

“The Automotive and IoT markets are in a longer term growth trajectory.  In order to take advantage of this growth we have continued our investment in our products to cement our leadership position.  Over the last four years we completely refreshed our automated handler product line to provide our customers with industry-leading performance and return on their invested dollar.  Growth in our net income has enabled us to increase our full-year research and development (“R&D”) spending by 7.7% from the prior year. With this incremental R&D investment we have been enhancing our core product line, securing new US and foreign patents to protect our intellectual property and most importantly building a new generation of managed and secure programming for security solutions embedded within authentication devices and secure microcontrollers.

“With the momentum in our top and bottom lines, a strong cash position of $11.6 million, no debt, and investments in new technologies that we believe enable our long-term growth, Data I/O is well positioned to capitalize on market opportunities in 2017 and the years ahead.”

Financial Results

Net sales in the fourth quarter of 2016 were $6.4 million, compared with $5.0 million in the fourth quarter of 2015.  The year-over-year increase in sales was primarily a result of strong bookings in the second, third and fourth quarters of 2016, particularly for automotive electronics equipment to end customers and programming centers, partially offset by a decline in the wireless sector.  Net sales for 2016 were $23.4 million, up from $22.0 million in 2015.

For the 2016 fourth quarter, gross margin as a percentage of sales was 56.3%, compared to 55.9% in the fourth quarter of 2015 and 55.3% in the third quarter of 2016.  For all of 2016, gross margin was 55.0% compared to 52.4% last year.  The improvement in gross margin as a percentage of sales for the fourth quarter and year compared to the prior periods was primarily due to product mix and higher order volume.

Net income in the fourth quarter of 2016 was $755,000, or $0.09 per diluted share, compared with net income of $338,000, or $0.04 per diluted share, in the fourth quarter of 2015.  Included in non-operating  income for the fourth quarter of 2016 is $140,000 for gain on sales of non-core Internet domain assets.  For the year, net income in 2016 was $1.7 million, or $0.20 per diluted share, compared to $927,000, or $0.12 per diluted share in 2015.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was a $962,000 in the fourth quarter of 2016, compared to $434,000 in the fourth quarter of 2015.  Adjusted EBITDA, excluding equity compensation, was $1.1 million in the fourth quarter of 2016, compared to $539,000 in the fourth quarter of 2015.  Year-to-date, EBITDA was $2.3 million, compared to $1.4 million for the same period last year, while Adjusted EBITDA excluding equity compensation was $2.8 million in 2016 compared to $1.8 million in 2015.

Bookings in the fourth quarter of 2016 reached the highest level for the period in nine years at $7.4 million, compared to $4.1 million in the fourth quarter of 2015.  Bookings for all of 2016 were $26.9 million, an eight year high, as compared to bookings of $20.3 million in 2015.  Backlog at December 31, 2016 was $3.2 million as compared to $700,000 at December 31, 2015, and $3.1 million at September 30, 2016.  Deferred revenue was $1.9 million at December 31, 2016, compared with $1.0 million at December 31, 2015 and $1.3 million at September 30, 2016.

The Company’s operating leverage continues to produce meaningful incremental profitability with revenue growth, while ongoing cost improvement initiatives are on track for saving $1 million in cost of goods sold and non-headcount expenses from our 2014 baseline by the end of 2017. Data I/O’s financial condition remains strong with working capital of $14.6 million and no debt as of December 31, 2016.  Stockholders’ equity at the end of 2016 was $16 million, an increase of 9% from the end of 2015.

During the fourth quarter of 2016, the Company did not purchase any shares under its stock buyback program which is set to expire on March 31, 2017.  For the year ended December 31, 2016, a total of 80,345 shares were repurchased at an average price per share of $2.38.

Conference Call Information

A conference call discussing the fourth quarter ended December 31, 2016 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 234-9960, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 417404.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, industrial/Internet-of-Things, wireless, consumer electronics, medical and military/aerospace markets. Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Learn more at www.dataio.com.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Net Sales	$6,411	$4,998	$23,413	$22,017
Cost of goods sold	2,802	2,203	10,545	10,473
Gross margin	3,609	2,795	12,868	11,544
Operating expenses:
Research and development	1,410	1,171	5,065	4,701
Selling, general and administrative	1,610	1,393	6,376	5,850
Total operating expenses	3,020	2,564	11,441	10,551
Operating income	589	231	1,427	993
Non-operating income (expense):
Interest income	10	17	44	105
Gain on sale of assets	140	-	140	-
Foreign currency transaction gain (loss)	40	61	81	(176)
Total non-operating income (expense)	190	78	265	(71)
Income before income taxes	779	309	1,692	922
Income tax (expense)	(24)	29	(36)	5
Net income	$755	$338	$1,656	$927

Basic earnings per share	$0.09	$0.04	$0.21	$0.12
Diluted earnings per share	$0.09	$0.04	$0.20	$0.12
Weighted-average basic shares	8,006	7,940	7,968	7,907
Weighted-average diluted shares	8,279	8,049	8,132	8,054

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	December 31, 2016	December 31, 2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,571	$11,268
Trade accounts receivable, net of allowance for
doubtful accounts of $96 and $43, respectively	4,725	2,790
Inventories	4,059	3,705
Other current assets	483	577
TOTAL CURRENT ASSETS	20,838	18,340

Property, plant and equipment – net	1,875	1,237
Other assets	63	63
TOTAL ASSETS	$22,776	$19,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,428	$1,250
Accrued compensation	2,208	1,689
Deferred revenue	1,926	1,038
Other accrued liabilities	703	540
TOTAL CURRENT LIABILITIES	6,265	4,517

Long-term other payables	479	429

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,015,746 shares as of December 31,
2016 and 7,943,720 shares as of December 31, 2015	19,204	19,051
Accumulated (deficit)	(3,360)	(5,016)
Accumulated other comprehensive income	188	659
TOTAL STOCKHOLDERS’ EQUITY	16,032	14,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$22,776	$19,640

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
(in thousands)
Net Income	$755	$338	$1,656	$927
Interest (income)	(10)	(17)	(44)	(105)
Taxes	24	(29)	36	(5)
Depreciation and amortization	193	142	602	542
EBITDA earnings	$962	$434	$2,250	$1,359

Equity compensation	111	105	520	435
Adjusted EBITDA earnings,
excluding equity compensation	$1,073	$539	$2,770	$1,794